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Exhibit 10.2

RESTRICTED STOCK AGREEMENT

        The Coca-Cola Company (the "Company") hereby agrees to award to the recipient named below (the "Recipient") on the date set forth below ("Grant Date") the number of shares of Common Stock, $.25 par value, of the Company (the "Shares"), in accordance with and subject to the terms, conditions and restrictions of this Agreement. If the conditions described below are satisfied, such award will be made under the terms of The Coca-Cola Company 1989 Restricted Stock Award Plan (the "Plan"), as amended, on the Grant Date.

  Name of Recipient: XXXXXXXXXX

  Target Award: XX,XXX Shares

  Relevant Dates: The following dates are applicable for this Agreement:

Agreement Date

Acceptance Date

Performance Period

Grant Date (Issue Date)

Vesting Period

Release Date

  Performance Criteria: The following performance criteria must be met for an award of Shares to be made under this Agreement. The number of Shares awarded on the Grant Date shall be determined from the Target Award and the following schedule:

Compound Annual Growth in Earnings Per Share during the Performance Period	Percentage of Target Award to be Granted

% (Maximum Award)	150%

%	125%

% (Target Award)	100%

%	83%

%	66%

% (Minimum Award)	50%

Less than %	0

The performance criteria shall be: compound annual growth in earnings per share. Earnings per share shall be defined as:

Numerator:	the numerator set forth in the definition of diluted earnings per share under United States Generally Accepted Accounting Principles (U.S. GAAP) (Financial Accounting Standard 128 and/or applicable standards and interpretations in effect for the year), excluding items as defined below.
divided by
Denominator:	the denominator set forth in the definition of diluted earnings per share under U.S. GAAP (Financial Accounting Standard 128 and/or applicable standards and interpretations in effect for the year).

The calculation of compound annual growth in earnings per share shall be adjusted for significant structural changes, accounting changes, and other operating and non-operating charges and gains disclosed separately in the year-end earnings release or other Company public communications for the base year and each year of the Performance Period. The intent of this adjustment is to provide a consistent year-to-year comparison of performance on the specified measure.

Compound annual growth rate in earnings per share shall be rounded to the nearest whole percentage point.

TERMS AND CONDITIONS OF THIS AGREEMENT

(1)
If all of the conditions set forth in this Agreement are satisfied, an award of restricted Shares under the Plan will be made to the Recipient on the Grant Date. No Shares will be delivered to the Recipient or transferred into the Recipient's name until the Grant Date and the Recipient shall have no rights to any Shares or any rights associated with such Shares (such as dividends or voting rights) until the Grant Date. Shares will be delivered to the Recipient or the Recipient's estate on the Release Date indicated above on which the Shares cease to be subject to risk of forfeiture pursuant to the terms of this Agreement and the terms of the Plan, subject to all terms and conditions set forth in this Agreement.

If the Recipient is resident outside of the United States on the Grant Date, the Compensation Committee (or its designee), in its sole discretion, may select an alternate Grant Date which is not later than the Release Date. If the Compensation Committee (or its designee) selects such an alternate Grant Date, the Recipient will receive from Recipient's employer a cash payment, less all applicable taxes, equal to the dividend that would be paid on an equivalent number of shares of Company Stock, beginning at the time a dividend would have been paid had Shares been Granted on the original Grant Date listed above.

(a)
Performance Conditions for the Award. An award of restricted Shares on the Grant Date shall be made only if the Recipient is, and has continuously been, employed by the Company or a Related Company since the date of this Agreement, except as provided in paragraph (1)(c). In addition, the award shall be made only if (and to the extent) that the Performance Criteria, set forth above, are satisfied during the Performance Period. The Controller of the Company and the Compensation Committee shall certify whether, and to what extent, the Performance Criteria have been achieved.

(b)
Conditions for Release of the Award. The Shares shall be delivered on the Release Date only if the Recipient, on the Release Date, is, and has continuously been since the date of this Agreement, employed by the Company or a Related Company, except as provided in paragraph (1)(c).

(c)
Separation from the Company. If any of the circumstances listed below occur prior to the Release Date, the terms of this subparagraph shall apply. The following table describes the

    Recipient's treatment depending on the reason for the Recipient's separation from the Company and the timing of the event.

	During the Performance Period		Between the end of the Performance Period and the Grant Date		Between the Grant Date and the Release Date

Death	•	The Performance Period shall	•	If the Performance Criteria	Shares granted will be released
		be shortened to the beginning		have not been met, there shall	within 90 days following the
		of the original Performance		be no award.	Recipient's death.
		Period through the end of the	•	If the Performance Criteria
		year of death.		are met, instead of an award
	•	If the Performance Criteria are met during the shortened Performance Period, instead of an award of Shares, the Recipient's estate shall be paid a cash amount equal to the value of the Shares that would have been awarded on the Grant Date, prorated as described below. The value shall be determined as the date of the February Compensation Committee meeting following the year of death.		of Shares, the Recipient's estate shall be paid a cash amount equal to the value of the Shares that would have been awarded on the Grant Date. The value shall be determined as of the later of the Grant Date or the date of death.

Disability	•	The Performance Period	•	If the Performance Criteria	Shares granted will be released
		continues.		have not been met, there shall	within 90 days following the
	•	At the end of the Performance		be no award.	Recipient's disability.
		Period, there will be no	•	If the Performance Criteria
		Award unless, and to the		are met, instead of an award
		extent that, the Performance		of Shares, the Recipient shall
		Criteria are met.		be paid a cash amount equal
	•	If the Performance Criteria		to the value of the Shares that
		are met, instead of an award		would have been awarded,
		of Shares, the Recipient shall		with the value determined
		be paid a cash amount equal		as of the Grant Date.
to the value of the Shares that would have been awarded, prorated as described below, with the value determined as of the Grant Date.

Retirement	•	Awards held less than 12 months as of the date of Retirement shall be forfeited.	•	If the Performance Criteria have not yet been certified, a grant of Shares will be made	Shares granted will be released within 90 days following the Recipient's Retirement date.
	•	For Awards held at least 12 months, a prorated grant of Shares will be made 30 days prior to the Recipient's Retirement date (or on the closest business day thereto). The number of Shares granted and the terms of those Shares shall be as set forth in section viii) below.		30 days prior to the Recipient's Retirement date (or on the closest business day thereto) based on preliminary estimates of the results. These Shares shall continue to be subject to forfeiture if the certified results are less than what was preliminarily awarded. Any
	•	Recipient must notify		nonforfeited Shares shall be
		Company of intent to retire		released within 90 days
		90 days prior to retirement.		following the date the
Performance Criteria are certified.
			•	If the Performance Criteria have been certified, the applicable number of Shares shall be granted 30 days prior to the Recipient's Retirement date and released within 90 days following the Recipient's Retirement date.

Transfer to a	•	The Performance Period and	•	If the Performance Criteria	•	Vesting Period continues.
Related Company		Vesting Period continues.		have not been met, there shall	•	Shares granted will be
	•	At the end of the Performance		be no award.		released on the Release Date,
		Period, there will be no	•	If the Performance Criteria		provided all other terms and
		Award unless, and to the		are met, the Vesting Period		conditions are satisfied and
		extent that, the Performance		continues. Provided that the		Recipient continues to be
		Criteria are met.		Recipient continues to be		employed by a Related
	•	If the Performance Criteria		employed by a Related		Company until the Release
		are met, instead of an award		Company until the Release		Date.
		of Shares, the Recipient shall		Date, instead of an award of
		be paid a cash amount equal		Shares, the Recipient shall be
		to the value of the Shares that		paid a cash amount equal to
		would have been awarded,		the value of the Shares that
		prorated as described below,		would have been awarded,
		paid on the Release Date,		with the value determined as
		with the value determined as		of the Release Date.
of the Release Date. In order
to receive any payment, the
Recipient must continue to be
employed by a Related
Company until the Release
Date.

Involuntary Separation (other than for Cause)	•	Awards held less than 12 months from the date of Involuntary Separation shall	•	If the Performance Criteria have not been met, there shall be no award.	A prorated number of Shares (prorated based on the number of months between the beginning of
		be forfeited.	•	If the Performance Criteria	the performance period and the
	•	For all other awards, the		have been met, Recipient	date of separation), will be
		Performance Period		shall be paid a cash amount	released within 90 days of the
		continues.		equal to the value of a	date of involuntary separation.
	•	At the end of the Performance		prorated number of Shares
		Period, there will be no award		that would have been
		unless, and to the extent that,		awarded (prorated based on
		the Performance Criteria are		the number of months
		met.		between the beginning of the
	•	If the Performance Criteria		performance period and the
		are met, instead of an award		date of separation), with the
		of Shares, the Recipient shall		value determined as of the
		be paid a cash amount equal		later of the Grant Date or the
		to the value of 50% of the		date of separation.
Shares that would have been awarded, prorated as described below, with the value determined as of the Grant Date.

Voluntary resignation or Termination for Cause	Forfeit entire award		Forfeit entire award		Forfeit entire award

    (i)
    Where a cash payment is provided, the value of the Shares will be determined using the closing price per share, as reported on the New York Stock Exchange Composite Transactions listing on the applicable date (as defined according to the relevant situation above), or, if the New York Stock Exchange is not open for trading on such date, the trading date immediately preceding the applicable date. The cash payment will be subject to all applicable tax withholdings and made as soon as administratively feasible.

    (ii)
    Where references are made to a prorated award in the chart above, except where otherwise expressly provided, the proration shall be determined using a fraction, the numerator of which is the number of whole months between the beginning of the Performance Period and the date of the event (e.g., death, Disability, transfer, involuntary separation or Retirement) and the denominator being the number of months in the Performance Period.

    (iii)
    For purposes of determining "Disability," the definition of "Disability" as contained in Section 5(a) of the Plan is replaced with the following definition:

    "Disability" shall mean a condition for which a Participant becomes eligible for and receives a disability benefit under the long term disability insurance policy issued to the Company providing Basic Long Term Disability Insurance benefits pursuant to The Coca-Cola Company Health and Welfare Benefits Plan, or under any other long term disability plan which hereafter may be maintained by the Company.

    (iv)
    "Cause" shall mean termination of employment by the Company or a Related Company which is based on a violation of the Company's Code of Business Conduct or any other policy of the Company or its Related Company, or for gross misconduct.

    (v)
    For the purpose of determining "Retirement," the definition of "Retirement" as contained in Section 5(a) of the Plan is replaced with the following definition:

    "Retirement" means an employee's termination of employment on a date which is on or after the Recipient attains age 55 and has completed at least five years of service (service being defined as Years of Vesting Service under the Company's Employee Retirement Plan (the "ERP"), whether or not the employee is covered by the ERP). Notwithstanding the above, if an employee receiving serial severance benefits would have been eligible for Retirement as defined above had the employee continued his employment for a period equal to the period of the severance benefits, the employee will be deemed retired under this plan as of the date severance benefits begin.

    For purposes of determining whether an award has been held for at least 12 months and for determining the date of the release of Shares, the date of Retirement shall be the last day the Recipient actively works prior to Retirement. The Retirement date is not extended if the Recipient receives serial severance benefits.

    (vi)
    If there is more than one reason for separation, the following provisions apply. A) If a Recipient is eligible for Retirement and is involuntarily separated (other than for Cause), the provisions governing Retirement shall apply. B) If a Recipient is eligible for Retirement and is transferred to a Related Company, the provisions governing transfer to a Related Company shall apply. C) If a Recipient is disabled and is eligible for Retirement, the provisions governing Disability shall apply.

    (vii)
    If a Recipient transfers to a Related Company and the Company deems that the continuation of the Performance Period or any other terms of this Agreement would create a conflict of interest, the Company reserves the right to take any actions with respect to the Shares, including but not limited to providing a cash payment, releasing Shares at an earlier date or modifying the Performance Period with respect to such Recipient.

    (viii)
    In the case of Retirement grants as described in the table above, the number of Shares granted shall be:

    •
    For Awards held between 12 and 24 months, the lesser of: a) the minimum award and b) the award based on the Performance Criteria, determined through the end of the first year of the Performance Period. The Shares shall then be prorated, as described in subsection (ii) above.

    •
    For Awards held between 24 and 36 months, the lesser of: a) the target award and b) the award based on the Performance Criteria, determined through the end of the second year of the Performance Period. The Shares shall then be prorated, as described in subsection (ii) above.

    The Shares awarded will continue to be subject to forfeiture until the results under the Performance Criteria are determined at the end of the original Performance Period. When the Performance Criteria are certified, if the Recipient would not have received any Shares had the Recipient remained employed, then all of the Shares granted under this section shall be forfeited as of the date the Performance Criteria are certified. If the Recipient would have received at least the minimum award had the Recipient remained employed, the Shares granted shall be released within 90 days following the date the

      Performance Criteria is certified. If the Recipient would have received more Shares had he remained employed, no additional Shares, cash or other remuneration is due to the Recipient.

    Recipient agrees to provide at least 90 days advance notice of Recipient's intent to retire. Such notice shall be provided to the Director, Executive Compensation or the Senior Vice President—Human Resources, of The Coca-Cola Company.

    (ix)
    For purposes of determining whether an award has been held for at least 12 months in the case of involuntary separation, the date of involuntary separation shall be the last day the Recipient actively works prior to separation. The separation date is not extended if the Recipient receives serial severance benefits.

  (d)
  Recipient shall have no rights with respect to the Shares, including but not limited to rights to sell, vote, exchange, transfer, pledge, hypothecate or otherwise dispose of the Shares until the Grant Date. Between the Grant Date and the Release Date, Recipient shall have no right to sell, exchange, transfer, pledge, hypothecate or otherwise dispose of the Shares. Except for these restrictions, beginning on the Grant Date, the Recipient shall, with respect to the Shares, have all the rights of a stockholder of the Company, including the right to vote the Shares and to receive all distributions and dividends paid with respect to the Shares.

  (e)
  The Recipient shall indicate his or her acceptance of this Agreement by signing and returning this Agreement by the Acceptance Date indicated above.

  (f)
  In the event that the Company's shares, as a result of a stock split or stock dividend or combination of shares or any other change or exchange for other securities, by reclassification, reorganization or otherwise, are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, the number of Shares to be awarded under this Agreement shall be adjusted to reflect such change in such manner as the Board of Directors of the Company or the Committee may deem appropriate. If any such adjustment shall result in a fractional share, such fraction shall be disregarded.

  (g)
  The Compensation Committee, in its sole discretion, may reduce the number of Shares or payments provided to a Recipient under this Agreement if it determines that a Recipient has failed to meet any other applicable performance standards (including but not limited to, compliance with the Company's Code of Business Conduct and any applicable laws), or if the Recipient owes any money to the Company or a Related Company and has failed to repay such obligation.

(2)
Each notice relating to this award shall be in writing. All notices to the Company shall be addressed to the Secretary, The Coca-Cola Company, One Coca-Cola Plaza, Atlanta, Georgia 30313. All notices to the Recipient shall be addressed to the address of the Recipient specified on the face page of this Agreement. Either the Company or the Recipient may designate a different address by written notice to the other. Written notice to said addresses shall be effective to bind the Company, the Recipient and the Recipient's representatives and beneficiaries.

(3)
Taxes.

(a)
The Company or a Related Company will assess the requirements regarding federal, state and/or local taxes, social insurance, and payroll tax withholding obligations (the "Taxes") in connection with the Shares awarded under this Agreement, including the presentation of this Agreement, the Recipient's acceptance of this Agreement, the determination of the Performance Criteria during the Performance Period, the award of the restricted Shares on the Grant Date or an alternate Grant Date, the release of the Shares, any cash payment awarded under this Agreement, or the subsequent disposition or transfer of the Shares (the "Potential Tax Events"). The Recipient acknowledges that these requirements may change from time to time as laws or interpretations change.

  (b)
  The Recipient shall, on any applicable date corresponding to the Potential Tax Events, pay to the Company, or make arrangements satisfactory to the Company, regarding payment of all Taxes. The Company may require satisfaction of any withholding taxes by retention of Shares or the delivery of already owned shares of common stock of the Company in accordance with the procedures determined by the Director, Executive Compensation. The Company and its Related Companies shall have the right to deduct from any payment of any kind otherwise due to such Recipient any Taxes with respect to the Shares, if any such obligation has not been made by such Recipient.

  (c)
  Irrespective of the Company or a Related Company's action or inaction with respect to the Taxes, the Recipient hereby acknowledges and agrees that the ultimate liability for any and all Taxes is and remains the responsibility and liability of the Recipient or the Recipient's estate. For Recipients who are International Service Associates or other international employees, all Taxes remain the Recipient's responsibility, except as expressly provided in the Company's International Service Policy and/or Tax Equalization Policy. Recipient acknowledges that the Company and any Related Company (i) make no representations or undertaking regarding the treatment of any Taxes in connection with any Potential Tax Events; and (ii) do not commit to structure the terms of the award or any aspect of the transfer of the Shares to reduce or eliminate the Recipient's liability for Taxes.

(4)
The Recipient hereby agrees that (a) any change, interpretation, determination or modification of this Agreement by the Committee shall be final and conclusive for all purposes and on all persons including the Company and the Recipient; provided, however, that with respect to any amendment or modification of the Plan which affects the award of Shares made hereby, the Committee shall have determined that such amendment or modification is in the best interests of the Recipient of such award; and (b) this Agreement and the award of Shares shall not affect in any way the right of the Recipient's employer to terminate or change the employment of the Recipient.

(5)
In the event Recipient shall cease to be employed by the Company or a Related Company, prior to, or during one year after, any award, cash payment or release of restrictions pursuant to an award, the Recipient shall not render services for any organization or engage directly or indirectly in any business which, in the judgment of the Chief Executive Officer of the Company or other senior officer designated by the Committee, is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company. Failure to comply with this provision shall cause such award or release to be rescinded. The Company shall notify the Recipient in writing of any such rescission within two years after such award or release. Within ten days after receiving such notice from the Company, if after the Release Date, the Recipient shall pay to the Company the fair market value of the Shares on the Release Date (or the amount of the cash payment provided to the Recipient), plus interest calculated through the date of repayment to the Company. Fair market value shall be the closing price per share, as reported on the New York Stock Exchange Composite Transactions listing, multiplied by the number of Shares for which restrictions were released. Interest shall be calculated using the weighted prime rate at SunTrust Bank, Atlanta.

(6)
If any of the terms of this Agreement may in the opinion of the Company conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Company reserves the right to modify this Agreement to be consistent with applicable laws or regulations.

(7)
Personal Data. The Recipient understands that his or her employer, the Company or a Related Company hold certain personal information about the Recipient, including but not limited to his or her name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all Shares awarded, cancelled, vested, unvested, or outstanding (the "personal data"). Certain personal data may also constitute "sensitive personal data" within the meaning of applicable local law. Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about the Recipient. The Recipient hereby provides explicit consent to the Company and any Related Company to process any such personal data and sensitive personal data. The Recipient also hereby provides explicit consent to the Company and any Related Company to transfer any such personal data and sensitive personal data outside the country in which the Recipient is employed, and to the United States. The legal persons for whom such personal data are intended are the Company and any broker company providing services to the Company in connection with the administration of the Plan. The Recipient has been informed of his or her right of access and correction to his or her personal data by applying to the person identified in paragraph 2.

(8)
Additional Consents. The Recipient consents to and acknowledges that:

(a)
the Plan is discretionary in nature and the Company can amend, cancel or terminate it at any time;

(b)
these awards and any other awards under the Plan are voluntary and occasional and do not create any contractual or other right to receive future awards or benefits in lieu of any awards, even if similar awards have been granted repeatedly in the past;

(c)
all determinations with respect to any such future awards, including, but not limited to, the times when awards are made, the number of Shares, and the performance and other conditions attached to the awards, will be at the sole discretion of the Company and/or the Compensation Committee;

(d)
participation in this Plan is voluntary;

(e)
the value of the Shares and this award is an extraordinary item of compensation, which is outside the scope of the Recipient's employment contract, if any;

(f)
the Shares, this award, or any income derived therefrom are a potential bonus payment not paid in lieu of any cash salary compensation and not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments;

(g)
in the event of involuntary termination of the Recipient's employment, the Recipient's eligibility to receive Shares or payments under this Agreement or the Plan, if any, will terminate effective as of the date that the Recipient is no longer actively employed regardless of any reasonable notice period mandated under local law, except as expressly provided in this Agreement;

(h)
the future value of the Shares is unknown and cannot be predicted with certainty;

(i)
(for individuals other than employees of the Company) the award has been made to the Recipient in his or her status as an employee of his or her employer and can in no event be understood or interpreted to mean that the Company is his or her employer or that he or she has an employment relationship with the Company;

(j)
no claim or entitlement to compensation or damages arises from the termination of this Agreement or diminution in value of the Shares and the Recipient irrevocably releases the

    Company and his or her employer, if different from the Company, from any such claim that may arise;

  (k)
  participation in the Plan or this Agreement shall not create a right to further employment with the Recipient's employer and shall not interfere with the ability of the Recipient's employer to terminate the Recipient's employment relationship at any time, with or without cause; and

  (l)
  the Plan and this Agreement set forth the entire understanding between the Recipient, the Company, and any Related Company regarding the acquisition of the Shares and supercedes all prior oral and written agreements pertaining to this award.

(9)
Governing Law. This Agreement has been made in and shall be construed under and in accordance with the laws of the State of Georgia, USA.

(10)
Headings. Paragraph headings are included for convenience and shall not affect the meaning or interpretation of this Agreement.

THE COCA-COLA COMPANY
BY:	THE COMMITTEE

Authorized Signature

        I have read the above Agreement and hereby accept the above award under the terms and conditions of this Agreement and I agree to be bound thereby and by the actions of the Committee.

Recipient

Date:

STOCK POWER

FOR VALUE RECEIVED,                                          hereby sells, assigns and transfers unto The Coca-Cola Company (the "Company"), a Delaware corporation (FEIN 58-628465),                          shares of the Common Stock of the Company standing in my name on the books of the Company represented by Certificate(s) No(s).                                          herewith, and do hereby irrevocably constitute and appoint any officer or any duly authorized representative of the Company attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated:

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  Exhibit 10.2
RESTRICTED STOCK AGREEMENT